Exhibit 99.1

WILLIAM R. BRODY ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., June 26, 2007 . . . The IBM (NYSE: IBM) board of directors today elected William R. Brody, president of The Johns Hopkins University, to the board effective July 31, 2007.

Samuel J. Palmisano, IBM chairman, president and chief executive officer, said:  “We are delighted that Bill will be joining the IBM board, bringing with him extensive experience as a leader of a world-renowned teaching and research institution that will be extremely beneficial to IBM.”

Dr. Brody became president of The Johns Hopkins University in 1996.  Immediately prior to assuming the position, Dr. Brody was provost of the Academic Health Center at the University of Minnesota.  From 1987 to 1994 he was the Martin Donner Professor and director of the Department of Radiology, professor of electrical and computer engineering, and professor of biomedical engineering at Johns Hopkins and radiologist-in-chief of The Johns Hopkins Hospital.

Dr. Brody received his B.S. and M.S. degrees in electrical engineering from the Massachusetts Institute of Technology and his M.D. and Ph.D., also in electrical engineering, from Stanford University.

When Dr. Brody joins the IBM board on July 31, 2007, the board will have a total of 13 members.